Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Post-Effective Amendment No. 1 to Form S-4 of our report dated March 12, 2026, which contains an explanatory paragraph relating to substantial doubt about the ability of the Perceptive Capital Solutions Corp’s to continue as a going concern, relating to the financial statements of Perceptive Capital Solutions Corp as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and for the period from March 22, 2024 (inception) through December 31, 2024.

/s/ WithumSmith+Brown, PC

New York, New York
July 23, 2026